Exhibit (a)(2)(SS)

News Release	TSX, AMEX Symbol: NG

NovaGold Shareholders Once Again Overwhelmingly Reject Hostile Takeover Bid

Barrick Extends for Sixth Time

November 22, 2006 - Vancouver, British Columbia - NovaGold Resources Inc. (TSX: NG, AMEX: NG) announced today that its shareholders continue to overwhelmingly reject a hostile takeover bid from Barrick Gold Corporation (TSX: ABX, NYSE: ABX), which was today extended for the sixth time. Barrick has taken up 12.3% of NovaGold’s shares on a fully diluted basis.

“Once again, NovaGold’s shareholders have sent Barrick a clear message that their US$16 bid is inadequate,” said Rick Van Nieuwenhuyse, President and CEO of NovaGold. “With so few shares tendered to Barrick’s bid, clearly the vast majority of our shareholders agreed with NovaGold’s Board and management that the Company’s world-class assets and production growth profile are worth more than Barrick’s offer. Barrick challenged NovaGold shareholders to make a decision, and they have clearly decided that Barrick’s ‘best’ offer of US$16 is just not enough for control of NovaGold.

“NovaGold is all about growth and value. It is NovaGold’s shareholders, not Barrick, who should realize the significant potential value from the successful development of NovaGold’s projects. Our shareholders understand that the transition to becoming a producing company entails risks, which are reflected in NovaGold’s current development-stage valuation. There are also substantial rewards to appropriately managing those risks, and NovaGold has demonstrated its ability to successfully execute on its business plans and consistently create shareholder value.

“Members of our project development team have successfully built and operated some of the world’s largest gold and copper mines. With our Rock Creek gold mine currently under construction and our Galore Creek copper-gold-silver project in the final stages of its environmental assessment, NovaGold is poised to make the transition to production and deliver that value to our shareholders.

“Barrick’s claims that only large companies can develop world-class mines are just not borne out by the facts. Companies like Freeport and Barrick, who started out with smaller market caps than NovaGold and developed world-class mines, have proven that small companies can develop major assets. We have assembled an exceptional group of people with the ability to realize similar growth for NovaGold shareholders.”

Throughout the hostile Barrick bid, NovaGold has continued to focus on advancing its projects. The Company has achieved a number of significant milestones since the bid was announced in July, and has several value-adding milestones targeted for the next few quarters, including to:

•             Finalize selection of a joint venture and financing partner for Galore Creek and obtain Board approval for start of construction, upon receipt of permits

•             Release results from the 2006 drilling programs at Donlin Creek and Galore Creek, which should increase the resource estimates at both projects as Inferred Resources are converted to Measured and Indicated Resources

•             Achieve first gold production at Rock Creek mine in Q2-2007, transitioning NovaGold from developer to producer

•             Continue legal action to assert NovaGold’s 70% ownership of Donlin Creek and its legal rights under its joint venture agreement with Barrick

As an owner of greater than 10% of NovaGold’s issued and outstanding shares on a fully diluted basis, Barrick is considered an “insider” and a “related party” of NovaGold and is subject to a number of additional rules and regulations.

Barrick’s Bid Does Not Reflect NovaGold’s True Value

On October 30, 2006, NovaGold’s Board of Directors recommended that shareholders reject Barrick’s amended bid for US$16.00 in cash per share. In arriving at its recommendation, which was described in detail in the Notice of Change to the Directors’ Circular (available at www.sec.gov, www.sedar.com and on NovaGold’s website at www.novagold.net), the Board of Directors considered a number of factors, including:

•             NovaGold’s proven track record of growth

•             The bid is at a discount to the Company’s recent trading prices and pre-bid share price highs

•             The value of NovaGold’s world-class mineral projects and its growth potential

•             The value the bid places on NovaGold’s gold reserves and resources is substantially less than the value of recent comparable development-stage transactions

•             The bid does not reflect the value of NovaGold’s 70% interest in the Donlin Creek project, and the likelihood that Barrick will fail to meet the requirements to earn an additional 40% interest in the project

•             The bid does not reflect adequate value for NovaGold’s substantial copper reserves and resources

•             The bid does not reflect an adequate premium for control of NovaGold

•             The written opinions from financial advisors that, as of the date of such opinions and based upon and subject to the assumptions, limitations and qualifications stated in their respective opinions, the consideration under the amended Barrick bid was inadequate from a financial point of view to NovaGold’s shareholders

•             The bid deprives shareholders of the potential for near-term enhancement of the value of their shares, since NovaGold intends to achieve significant milestones in the months ahead

NovaGold’s Board of Directors continues to recommend that shareholders do NOT tender their shares to Barrick’s bid.

About Barrick’s Extended Unsolicited Takeover Bid for NovaGold

Barrick’s hostile takeover bid has been extended for a sixth time to 9:00 PM Toronto time on December 6, 2006, with no increase to the amended offer of US$16.00 per share in cash. On October 30, 2006, based on the recommendation of the Special Committee, NovaGold’s Board of Directors unanimously recommended that shareholders reject Barrick’s hostile bid to acquire all of the outstanding shares of NovaGold and approved a Notice of Change to its Directors’ Circular containing its recommendation to NovaGold shareholders. The Board determined that Barrick’s US$16.00 per share bid is inadequate and significantly undervalues NovaGold’s world-class gold and copper projects and the Company’s growth potential.

Shareholders are urged to read the August 12, 2006 Directors’ Circular and Solicitation/ Recommendation Statement on Schedule 14D-9, the Notices of Change to the Directors’ Circular dated August 24, 2006 and October 30, 2006, and any amendments thereto when they become available, because they will contain important information. The Directors’ Circular, the Notices of Change to the Directors’ Circular and Solicitation/Recommendation Statement have been, and any future amendments will be, filed with the U.S. Securities and Exchange Commission and are available free of charge at www.sec.gov. The Directors’ Circular and Notices of Change to the Directors’ Circular and any amendments will also be available at www.sedar.com. In addition, these materials may be obtained free of charge from NovaGold by directing a request to NovaGold’s corporate secretary at Suite 2300, 200 Granville Street, Vancouver, British Columbia, Canada V6C 1S4, telephone (604) 669-6227. Other reports filed by or furnished to the U.S. or Canadian securities regulatory authorities by NovaGold may also be obtained free of charge at www.sec.gov, www.sedar.com or from NovaGold’s corporate secretary. More information is available online at: www.novagold.net or by e-mail at: info@novagold.net.

About NovaGold

NovaGold is one of the fastest growing gold and copper companies in the industry. The Company owns 70% of the Donlin Creek gold project in Alaska and 100% of the Galore Creek copper-gold project in British Columbia, two of the world’s largest gold and copper deposits. The Company is rapidly moving to production at its 100%-owned Nome Operations in Alaska, which includes Rock Creek, Big Hurrah and Nome Gold. Also in Alaska, NovaGold is earning a 51% interest as manager of the high-grade Ambler copper-zinc-silver-gold project in partnership with Rio Tinto. NovaGold is well financed with no long-term debt, and has one of the largest reserve and resource bases of any exploration or development-stage precious metals company. NovaGold trades on the TSX and AMEX under the symbol NG. More information is available online at: www.novagold.net or by e-mail at: info@novagold.net.

Cautionary Note Concerning Forward-Looking Statements

This press release includes certain “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact, included herein including, without limitation, statements regarding future developments in Barrick’s tender offer for all of the outstanding shares of NovaGold’s capital stock; anticipated dates for receipt of permits and approvals, construction and production, and other milestones; anticipated results of drilling programs, feasibility studies and other analyses; and NovaGold’s future operating or financial performance and future share prices, are forward-looking statements. Information concerning mineral reserve and resource estimates also may be deemed to be forward-looking statements in that it reflects a prediction of the mineralization that would be encountered if a mineral deposit were developed and mined. Forward-looking statements involve various risks and uncertainties. There can be no assurance that such statements will prove to be accurate, and actual results and future events could differ materially from those anticipated in such statements. Important factors that could cause actual results to differ materially from NovaGold’s expectations include uncertainties involved in disputes and litigation, including disputes and litigation concerning Barrick and the Donlin Creek property, Pioneer Metals Corporation and the Galore Creek property and environmental litigation seeking to suspend permits and enjoin construction at the Rock Creek property; uncertainties arising out of Barrick’s management of the Donlin Creek property and disagreements with Barrick with respect thereto; uncertainties about the conduct of Barrick’s tender offer, including any future modifications to the terms of Barrick’s tender offer; fluctuations in gold, copper and other commodity prices and currency exchange rates; uncertainties relating to interpretation of drill results and the geology, continuity and grade of mineral deposits; uncertainty of estimates of capital and operating costs, recovery rates, production estimates and estimated economic return; the need for cooperation of government agencies and native groups in the exploration and development of properties and the issuance of required permits; the need to obtain additional financing to develop properties; the possibility of delay in exploration or development programs or in construction projects and uncertainty of meeting anticipated program milestones; uncertainty as to timely availability of permits and other governmental approvals for Galore Creek and other projects; and other risks and uncertainties disclosed under the heading “Caution Regarding Forward-Looking Statements” in NovaGold’s Directors’ Circular and Notices of Change to the Directors’ Circular under the heading “Risk Factors” and elsewhere in NovaGold’s Annual Information Form for the year ended November 30, 2005, filed with the Canadian securities regulatory authorities, and NovaGold’s annual report on Form 40-F filed with the United States Securities and Exchange Commission.

Cautionary Note Concerning Resource Estimates

This press release, NovaGold’s Directors’ Circular and Notices of Change to the Directors’ Circular and other information released by NovaGold use the terms “reserves”, “proven reserves”, “probable reserves”, “resources”, “measured resources”, “indicated resources” and “inferred resources”. United States investors are advised that, while such terms are recognized and required by Canadian securities laws, the United States Securities and Exchange Commission (the “SEC”) does not recognize them. Under United States standards, mineralization may not be classified as a “reserve” unless the determination has been made that the mineralization could be economically and legally produced or extracted at the time the reserve determination is made. Mineral resources that are not mineral reserves do not have demonstrated economic viability. United States investors are cautioned not to assume that all or any part of measured or indicated resources will ever be converted into reserves. Inferred Resources are in addition to Measured and Indicated Resources. Further, inferred resources have a great amount of uncertainty as to their existence and as to whether they can be mined legally or economically. It cannot be assumed that all or any part of the inferred resources will ever be upgraded to a higher category. Therefore, United States investors are also cautioned not to assume that all or any part of the inferred resources exist, or that they can be mined legally or economically.

National Instrument 43-101 Standards of Disclosure for Mineral Projects (“NI 43-101”) is a rule developed by the Canadian Securities Administrators, which established standards for all public disclosure an issuer makes of scientific and technical information concerning mineral projects. Unless otherwise indicated, all reserve and resource estimates contained in this press release, NovaGold’s Directors’ Circular and the Notices of Changes to the Directors’ Circular, or released by NovaGold in the future, have been or will be prepared in accordance with NI 43-101 and the Canadian Institute of Mining, Metallurgy and Petroleum Classification System. The requirements of NI 43-101 are not the same as those of the SEC, and any reserves reported by NovaGold in compliance with NI 43-101 may not qualify as reserves under the SEC’s standards.

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Contacts

Investors:	Media:

Greg Johnson Vice President, Corporate Communications and Strategic Development (604) 669-6227 or 1-866-669-6227	John Lute / Peter Aterman Lute and Company (416) 929-5883

Don MacDonald, CA Senior Vice President & CFO (604) 669-6227 or 1-866-669-6227	Matt Sherman / Jamie Moser Joele Frank, Wilkinson Brimmer Katcher (212) 355-4449

Mike Brinn Innisfree M&A Incorporated (212) 750-5833